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                                                                   EXHIBIT 10.43

                             LSI LOGIC CORPORATION
                     CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the "Agreement") is made and entered into effective as of November 20, 1998 (the "Effective Date"), by and between [Name of Executive Officer] ("Employee") and LSI Logic Corporation a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 1 below.

                                    RECITALS

     A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment following a Change of Control.

                                   AGREEMENT

     In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee with the intention or reasonable expectation that such may result in substantial personal enrichment of the Employee, (ii) Employee's conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, or (iv) continued willful violations by the Employee of the Employee's obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

          (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

             (i) the consummation of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

             (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

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             (iii) any "person" (as such term is used in Sections 13(d) and
        14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities.

          (c) Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an "Involuntary Termination;"
     (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee's base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in
     Section 5 below.

          (d) Termination Date. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

     2. Term of Agreement. This Agreement shall terminate upon the date that is five (5) years following the Effective Date, unless within such term a Change of Control has occurred, in which case this Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

     3. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as otherwise also may be established under the Company's then existing employee benefit plans or policies at the time of termination.

     4. Severance Benefits.

          (a) Termination Following A Change of Control.

             (i) Involuntary Termination.

                (A) Option Acceleration. If the Employee's employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then as to the unvested portion of each option to purchase shares of the Company's equity securities that was granted to the Employee by the Company at least six (6) months prior to the Change of Control (the "Options"), the vesting and exercisability of each of the Options shall be automatically accelerated and shall be fully vested and exercisable as at the date of Involuntary Termination.

                (B) Severance Benefits. If the Employee's employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, the Employee, within seven (7) days of such Involuntary Termination, shall be paid a lump sum that shall be equal to the sum of: (i) twenty-four (24) months of the Employee's

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           base salary (as in effect immediately prior to the Change of
           Control), plus (ii) 200% of the Employee's target bonus for the year in which the Change of Control occurs. In addition, the Company shall provide the Employee with (x) health, dental and vision coverage benefits during the period of twenty-four (24) months following the date of Involuntary Termination, provided, however, that the Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA and (y) life insurance benefits during the period of eighteen (18) months following the date of Involuntary Termination, at the same level as each of such benefits were in effect for the Employee on the day immediately preceding the day of the Employee's termination of employment.

             (ii) Other Termination. If the Employee's employment with the Company terminates other than as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the Termination Date.

          (b) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee's termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee's accrued and unused vacation through the Termination Date; and
     (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

     5. Successors.

          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection
     (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee's Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     6. Limitation on Payments.

          (a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Section 4 shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under
     Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

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          (b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is necessary to comply with the provisions of Section 6(a), the Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Sections 4(a)(i)(A)) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 6(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 6(c), the Employee shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Employee, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 6(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.

          (c) Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

     7. Notices.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     8. Arbitration.

          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal

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     jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) The Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

          (d) Employee understands that nothing in this Section modifies Employee's at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without cause.

          (e) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

             (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

             (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

             (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     9. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Integration. This Agreement and the stock option agreements representing the Options represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

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          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
EMPLOYEE

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                                          LSI LOGIC CORPORATION
                                          By:
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                                          Title:
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